Software and Application License Agreement

This Software License Agreement (this "Agreement"), effective as of February 7, 2023 (the "Effective Date"), is by and between Go Club Golf LLC a limited liability company organized pursuant to the laws of Nevada ("Licensor") and POS Systems Inc. organized pursuant to the laws of Nevada with offices located at ("Licensee"). Licensor and Licensee may be referred to herein collectively as the "Parties" or individually as a "Party."

WHEREAS, Licensor desires to license the Software and Applications described in Exhibit A attached hereto to Licensee; and

WHEREAS, Licensee desires to obtain a license to use the Software for its legitimate business purposes, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions.

(a)"Authorized User" means an employee or contractor of Licensee who Licensee permits to access and use the Software and/or Documentation pursuant to Licensee's license hereunder.]

(b)"Documentation" means Licensor's [user manuals, handbooks, and installation guides relating to the Software provided by Licensor to Licensee either electronically or in hard copy form/end user documentation relating to the Software available at [URL]].

(c)"Software" means the product described in Exhibit A in object code format with source code in its current form and excluding any updates and developments.

(d)"Updates" means any updates, bug fixes, patches, or other error corrections to the Software that Licensor generally makes available free of charge to all licensees of the Software.

2.License.

(a)License Grant. Subject to Licensees compliance with all the terms and conditions of this Agreement, Licensor hereby grants Licensee a personal, non- transferable, non-exclusive, non-sublicensable, and non-transferable license during the Term to: (i) use the Software solely for Licensee's internal business purposes and for sale of apps and products to its customers

(b)Use Restrictions. Licensee shall not use the Software or Documentation for any purposes beyond the scope of the license granted in this Agreement. Without limiting the foregoing and except as otherwise expressly set forth in this Agreement, Licensee shall not at any time, directly or indirectly use the Software in any manner or for any purpose that infringes, misappropriates, or otherwise violates any intellectual property right or other right of any person, or that violates any applicable law.

(c)Reservation of Rights. Licensor reserves all rights not expressly granted to Licensee in this Agreement. Except for the limited rights and licenses expressly granted under this Agreement, nothing in this Agreement grants, by implication, waiver, estoppel, or otherwise, to Licensee or any third party any intellectual property rights or other right, title, or interest in or to the Software.

(d)Delivery. Licensor shall deliver the Software electronically, on tangible media, or by other means mutually agreed to within      1        days following the Effective Date.    4/19/2023

3.Licensee Responsibilities.

(a)General. Licensee is responsible and liable for all uses of the Software and Documentation resulting from access provided by Licensee, directly or indirectly, whether such access or use is permitted by or in violation of this Agreement. Without limiting the generality of the foregoing, Licensee is responsible for all acts and omissions of Authorized Users, and any act or omission by an Authorized User that would constitute a breach of this Agreement if taken by Licensee will be deemed a breach of this Agreement by Licensee. Licensee shall take reasonable efforts to make all Authorized Users aware of this Agreement's provisions as applicable to such Authorized User's use of the Software, and shall cause Authorized Users to comply with such provisions.]

4.Support. Licensor shall provide Licensee with the support services described [on Exhibit A from time to time for a one year period following the Effective Date.

5.Fees and Payment. Licensee and Licensor acknowledge payment and receipt of 4,000,000 shares of POS Systems Inc. (the “Shares”) as adequate consideration for the license granted pursuant to this Agreement.

Licensor acknowledges and understands that the Shares have not been registered under the Securities Act of 1933 (the “Securities Act”) or under any state or other securities laws because of reliance upon exemptions thereto. Licensor is acquiring the Shares for investment for his own account only and not with a view to, or for resale in connection with, any “distribution” within the meaning of the Securities Act. Licensor is a “sophisticated investor” and an “accredited investor” as defined in the Securities Act. In the future, the Shares may be resold only pursuant to registration under the Securities Act and applicable state blue sky laws or under and opinion of counsel for Licensor, satisfactory to Licensee counsel, that registration under such laws is not required.

6.Confidential Information. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information[, whether orally or in written, electronic, or other form or media/in written or electronic form or media], [ that is/ and whether or not] marked, designated or otherwise identified as "confidential" (collectively, "Confidential Information").

Confidential Information does not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving Party at the time of disclosure; (c) rightfully obtained by the receiving Party on a non-confidential basis from a third party; or (d) independently developed by the receiving Party. The receiving Party shall not disclose the disclosing Party's Confidential Information to any person or entity, except to the receiving Party's employees who have a need to know the Confidential Information for the receiving Party to exercise its rights or perform its obligations hereunder. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required (i) in order to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law, provided that the Party making the disclosure pursuant to the order shall first have given written notice to the other Party and made a reasonable effort to obtain a protective order; or (ii) to establish a Party's rights under this Agreement, including to make required court filings. On the expiration or termination of the Agreement, the receiving Party shall promptly return to the disclosing Party all copies, whether in written, electronic, or other form or media, of the disclosing Party's Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed. Each Party's obligations of non-disclosure with regard to Confidential Information are effective as of the Effective Date and will expire five years from the date first disclosed to the receiving Party; provided, however, with respect to any Confidential Information that constitutes a trade secret (as determined under applicable law), such obligations of non-disclosure will survive the termination or expiration of this Agreement for as long as such Confidential Information remains subject to trade secret protection under applicable law.

7.Intellectual Property Ownership

(a)Licensee acknowledges that, as between Licensee and Licensor, Licensor owns all right, title, and interest, including all intellectual property rights, in and to the Software and Documentation and that any other intellectual property rights of the Licensor created or otherwise held by the Licensor prior to February 7, 2023. Licensee for itself and its Members, officers, employees, agents and representatives agrees not to challenge Licensor’s ownership of any Software and Documentation or the preexisting Intellectual Property created before February 7, 2023.

8.Warranty Disclaimer.

(a)Licensee acknowledges that it has had access to and utilized the Software and documentation and is satisfied with the performance. Licensee is accepting the software and documentation in AS IS condition

THE SOFTWARE AND DOCUMENTATION ARE PROVIDED "AS IS" AND LICENSOR HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE

PRACTICE. [EXCEPT FOR THE LIMITED WARRANTY SET FORTH IN SECTION 8(a), ]LICENSOR MAKES NO WARRANTY OF ANY KIND THAT THE SOFTWARE AND DOCUMENTATION, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET LICENSEE'S OR ANY OTHER PERSON'S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR FREE. ,

9.Licensee Indemnification. Licensee shall indemnify, hold harmless to the fullest extent permitted by law, Licensor and its affiliates, parent, subsidiaries, Members, owners and, at Licensor's option, defend Licensor from and against any losses, expenses, damages, suits, claims, arbitrations and claims, costs and fees, including reasonable attorneys fees, expenses and costs of litigations and other legal proceedings resulting from any Third-Party Claim based on Licensee's, or any Authorized User's: (i) negligence or willful misconduct; (ii) use of the Software or Documentation in a manner not authorized or contemplated by this Agreement; (iii) use of the Software in combination with data, software, hardware, equipment or technology not provided by Licensor or authorized by Licensor in writing; (iv) modifications to the Software not made by Licensor; (v) use of any version other than the most current version of the Software or Documentation delivered to Licensee, and (vi) any breach of this Agreement including but not limited to the assignment and use limitations, provided that Licensee may not settle any Third- Party Claim against Licensor unless such settlement completely and forever releases Licensor from all liability with respect to such Third-Party Claim or unless Licensor consents to such settlement, and further provided that Licensor will have the right, at its option, to defend itself against any such Third-Party Claim or to participate in the defense thereof by counsel of its own choice.

10.Limitations of Liability. IN NO EVENT WILL LICENSOR BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, FOR ANY: (a) CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED, OR PUNITIVE DAMAGES; (b) INCREASED COSTS, DIMINUTION IN VALUE OR LOST BUSINESS, PRODUCTION, REVENUES, OR PROFITS; (c) LOSS OF GOODWILL OR REPUTATION; (d) USE, INABILITY TO USE, LOSS, INTERRUPTION, DELAY OR RECOVERY OF ANY DATA, OR BREACH OF DATA OR SYSTEM SECURITY; OR (e) COST OF REPLACEMENT GOODS OR SERVICES, IN EACH CASE REGARDLESS OF WHETHER LICENSOR WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE. IN NO EVENT WILL LICENSOR'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY.

11.Term and Termination.

(a)Term. on the Effective Date and, unless terminated earlier pursuant to any of the Agreement's express provisions, will continue in effect unless and until terminated in accordance with the terms of this Agreement "Term").

(b)Termination. In addition to any other express termination right set forth in this Agreement:

(i)Licensor may terminate this Agreement, effective on written notice to Licensee, if Licensee breaches any of its obligations including but not limited to those set forth in Sections 2(b), 6, 11 (b) and 12 (f)

(ii)Licensor may terminate this Agreement, effective immediately upon written notice to the Licensee: (A) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(B) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (C) makes or seeks to make a general assignment for the benefit of its creditors; (D) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business: (E) if Licensee or any Member or Manager of Licensor makes any application for or initiates a proceeding or action for the dissolution of Licensor; or

(F) the Licensee or any Member, Manager, or Officer breaches or fails to perform any material obligation pursuant to any agreements signed between the parties. In the event of no cause termination by Licensor, the Licensor shall forfeit all of its founders stock obtained as part of this agreement.

(c)Effect of Expiration or Termination. Upon expiration or earlier termination of this Agreement, the license granted hereunder will also terminate, and, without limiting Licensee's obligations under this Agreement, Licensee shall cease using and delete, destroy, or return all copies of the Software and Documentation and certify in writing to the Licensor that the Software and Documentation has been deleted or destroyed. Notwithstanding the foregoing, Licensee may continue using the Software and Documentation for a fee of $300.00 per month, per user and, in such case, may retain the Software and Documentation.

Upon expiration or earlier termination, Licensor shall forfeit all of the Shares and shall no longer be a shareholder or owner of any portion of POS Systems Inc. No payment or compensation of any kind shall be due to Licensor upon forfeit of the Shares upon expiration or termination. This provision shall apply regardless of whether Licensee continues using the Software and Documentation for the monthly fee described in the previous paragraph.

(d)Survival. This Section 11(d) and Sections 1, 5, 6, 7, 8(d), 9, 10, 11 and 12 survive any termination or expiration of this Agreement. No other provisions of this Agreement survive the expiration or earlier termination of this Agreement.

12.Miscellaneous.

(a)Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related Exhibits, constitutes the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, and representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements made in the body of this Agreement, the related Exhibits, and any other documents incorporated herein by reference, the following order of precedence governs: (a) first, this Agreement, excluding its Exhibits; (b) second, the Exhibits to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

(b)Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a "Notice") must be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the Party giving Notice from time to time in accordance with this Section). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile[, or email] (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only: (i) upon receipt by the receiving Party, and (ii) if the Party giving the Notice has complied with the requirements of this Section.

(c)Amendment and Modification; Waiver. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, (i) no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof and (ii) no single or partial exercise of any right, remedy, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(d)Severability. If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of [STATE] without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than those of the State of [STATE]. Any legal suit, action, or proceeding arising out of [or related to] this Agreement or the licenses granted hereunder [will/may] be instituted [exclusively] in the federal courts of the United States or the courts of the State of [STATE] in each case located in the city of [CITY] and County of [COUNTY], and each Party irrevocably submits to the [exclusive] jurisdiction of such courts in any such suit, action, or proceeding.

(f)Assignment. Licensee may not assign or transfer any of its rights or delegate any of its obligations hereunder, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of Licensor, which consent shall be given or not at the sole discretion of the Licesnsor. Any purported assignment, transfer, or delegation in violation of this Section is null and void. No assignment, transfer, or delegation, whether or not authorized will relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

(g)Export Regulation. The Software may be subject to US export control laws, including the Export Control Reform Act and its associated regulations. Licensee shall not, directly or indirectly, export, re-export, or release the Software to, or make the Software accessible from, any jurisdiction or country to which export, re-export, or release is prohibited by law, rule, or regulation. Licensee shall comply with all applicable federal laws, regulations, and rules, and complete all required undertakings (including obtaining any necessary export license or other governmental approval), prior to exporting, re-exporting, releasing, or otherwise making the Software available outside the US.

(h)Equitable Relief. Each Party acknowledges and agrees that a breach or threatened breach by such Party of any of its obligations under Section 6 or, in the case of Licensee, Section 2(b), would cause the other Party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity, or otherwise.

(i)Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

EXHIBIT A

Capitalized terms used but not defined in this Exhibit A have the meaning given to those terms in the Agreement.

1.DESCRIPTION OF SOFTWARE: [DESCRIPTION, INCLUDING CURRENT SOFTWARE VERSION AND RELEASE NUMBER IF APPLICABLE]

2.FEES: [FEES AND CORRESPONDING TERM LENGTH, PAYMENT REQUIREMENTS, INCLUDING INVOICING AND ANY RENEWAL FEE NOTIFICATION PROCESS OR RENEWAL FEE INCREASE LIMITATIONS]

3.[AUTHORIZED USERS: [NUMBER]]

4.[THIRD-PARTY PRODUCTS: [DESCRIPTION, FLOW THROUGH PROVISIONS, URL LINKS TO OPEN SOURCE LICENSES]]

5.[SUPPORT: [DESCRIPTION]]